UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):    August 16, 2006
MACQUARIE INFRASTRUCTURE COMPANY TRUST
(Exact name of registrant as specified in its charter)

Delaware	001-32385	20-6196808

(State or other jurisdiction of incorporation)	Commission File Number	(IRS Employer Identification No.)

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503

(State or other jurisdiction	Commission File Number	(IRS Employer
of incorporation)		Identification No.)

125 West 55th Street,
New York, New York	10019

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 231-1000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES
SIGNATURES

Section 5 — Corporate Governance and Management
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(c) On August 16, 2006, Macquarie Infrastructure Company LLC (“MIC”) appointed Francis T. Joyce as Chief Financial Officer of MIC effective September 15, 2006. Mr. Joyce will hold the position of Division Director of Macquarie Holdings (USA) Inc. (“Macquarie”) and will be seconded to be the Chief Financial Officer of MIC. Mr. Joyce will succeed David Mitchell in the position of Chief Financial Officer. Mr. Joyce’s age is 53. Mr. Mitchell has resigned from his position as Chief Financial Officer of MIC effective August 31, 2006.
From September 1, 2006 until Mr. Joyce’s start date, Peter Stokes, MIC’s current Chief Executive Officer, will act as interim Chief Financial Officer and Todd Weintraub will serve as interim Principal Accounting Officer. Mr. Weintraub is currently an Associate Director in Macquarie’s Financial Operations division, acting as Vice President of Finance.
Prior to joining Macquarie and since 2001, Mr. Joyce has served as Chief Financial Officer of IMAX Corporation, listed on the Nasdaq National Market System and one of the world’s leading entertainment technology companies. From 1998 to 2001, he served as Chief Financial Officer and Treasurer of TheGlobe.com. Over the course of a more than 30 year professional career, Mr. Joyce worked in various financial roles for numerous corporations, including 12 years experience as a Chief Financial Officer of which eight years were as Chief Financial Officer of U.S. public companies.
Employment Agreement with Francis T. Joyce.
Mr. Joyce has entered into an employment agreement with Macquarie Holdings (USA) Inc., dated August 11, 2006. Under the agreement, he will hold the position of Division Director and be seconded to MIC’s Manager, which will then second him to MIC as Chief Financial Officer. The agreement provides that Mr. Joyce’s term of employment will commence effective as of September 15, 2006. The Agreement provides that Mr. Joyce’s employment with Macquarie is at-will (i.e., Macquarie can terminate his employment at any time for any reason, with or without cause). Mr. Joyce must provide Macquarie with two weeks’ notice if he voluntarily resigns, and Macquarie must provide Mr. Joyce with two weeks’ notice of a termination of his employment for any reason other than for “cause,” as defined in the Agreement. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Joyce will be entitled to continue to receive his salary and contributions to the group medical, dental, vision, life and disability plans and he will be entitled to payment of any accrued but unpaid vacation time. Macquarie may, in its discretion, alter Mr. Joyce’s duties or place him on paid leave of absence during the notice period. In addition, Mr. Joyce may not provide services to any other employer or act as a consultant or otherwise assist any person or entity in connection with their business during his employment or the notice period.
The Agreement provides that Mr. Joyce will receive an annual base salary of $300,000. In addition, for the financial year ending March 31, 2007, Mr. Joyce will be allocated a minimum guaranteed profit share bonus of $120,000. The decision whether to provide a profit share bonus and the amount of any profit share bonus is discretionary for future financial years. Further, Mr. Joyce will be invited to apply for 11,000 five-year options over ordinary un-issued Macquarie Bank Limited shares with an exercise price equal to the weighted average price of Macquarie Bank Limited Shares traded on the Australian Stock Exchange during the one week before the date of grant of the options. These options will be subject to the terms of the Macquarie Bank Employee Share Option Plan. Mr. Joyce will also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level.
If within the first 24 months of Mr. Joyce’s employment, (i) Macquarie terminates his employment without “cause,” (ii) his responsibilities adversely materially change, or (iii) his reporting relationship or job title and duties adversely materially change, then Macquarie will pay Mr. Joyce a one-time severance payment of $400,000, subject to the execution of a general release. As a result, Mr. Joyce will not be entitled to severance under Macquarie’s severance plan during the first 24 months of his employment. Thereafter, he would be entitled to severance payments equal to four weeks base salary for the first year of employment plus three weeks salary for each year thereafter, on a pro rata basis if applicable.
The Agreement provides that the Mr. Joyce will, during the term of his employment and for a three-month period thereafter, be subject to restrictive covenants prohibiting (i) competition and (ii) solicitation of employees and clients. In addition, Mr. Joyce will be subject to a confidential and proprietary information covenant for an unlimited duration. In the event Mr. Joyce is terminated without cause, he will have the right to request a waiver of the non-competition restriction from Macquarie. If Macquarie denies the request and Mr. Joyce executes a general release, Mr. Joyce will be entitled to receive his current annual base salary for the time period that the non-competition restriction remains in effect.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY TRUST

Date August 21, 2006	By:	/s/ Peter Stokes

	Name:	Peter Stokes
	Title:	Regular Trustee

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date August 21, 2006	By:	/s/ Peter Stokes

	Name:	Peter Stokes
	Title:	Chief Executive Officer